Exhibit 23b

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-91411 and 333-09115) of PacifiCorp of our report dated May 4, 2000, except for the fourth, fourteenth, and twentieth paragraphs of Note 5, as to which the date is May 31, 2000, relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Portland, Oregon
June 15, 2000